As filed with the Securities and Exchange Commission on March 9, 2009

Registration No. 333-156664

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT

NO. 2 TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Fidelity Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1705405
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1009 Perry Highway

Pittsburgh, PA 15237

(412) 367-3300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard G. Spencer

President and Chief Executive Officer

1009 Perry Highway

Pittsburgh, PA 15237

(412) 367-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James C. Stewart, Esq.

Malizia Spidi & Fisch, PC

901 New York Avenue, N.W., Suite 210 East

Washington, D.C. 20001

(202) 434-4660

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of Registration Fee
Common Stock (1)	121,387 shares	$8.65 (2)	$1,049,998	$ 58.59
Warrants (1)	--	--		$ --
Preferred Stock Purchase Rights (3)	--	--	--	$ --
Total	--		$1,049,998	$58.59(4)

(1)

The shares of common stock being registered are purchasable upon exercise of the warrants being registered, which we issued to Treasury concurrent with the sale of 7,000 shares of Series B Preferred Stock to the U.S. Department of the Treasury pursuant to the Troubled Asset Relief Program Capital Purchase Program. In addition to the number of shares of common stock stated in the table above, there is registered, pursuant to Rule 416, such number of additional shares of common stock, of a currently undeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain other anti-dilution provisions set forth in the warrants. Pursuant to Rule 457(g), no additional fee is payable for the warrants.

(2)	Calculated in accordance with Rule 457(g) based on the per share exercise price of the Warrant of $8.65.
(3)	Each share of the Common Stock represents the right to purchase 1/100th share of the Company’s Junior Participating Preferred Stock, Series A under the Company’s shareholder rights plan.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus, dated March 9, 2009

PROSPECTUS

Fidelity Bancorp, Inc.

121,387 Shares of Common Stock and a Warrant to Purchase Such Shares

This prospectus relates to (i) a warrant, or portions thereof, which expires on December 12, 2018, to purchase 121,387 shares of our common stock at an exercise price of $8.65 per share, subject to adjustment as described in this prospectus, and (ii) the shares of our common stock which may be purchased upon exercise of the warrant. The warrant, along with 7,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (liquidation preference $1,000 per share), was issued by us on December 12, 2008 to the United States Department of the Treasury as part of Treasury’s Troubled Asset Relief Program Capital Purchase Program in a private placement exempt from the registration requirements of the Securities Act of 1933.

The selling securityholders who may sell or otherwise dispose of the securities offered by this prospectus include Treasury and any other holders of the securities covered by this prospectus to whom Treasury has transferred its registration rights in accordance with the terms of the securities purchase agreement between us and Treasury. The selling securityholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions, if any. We will not receive any proceeds from the sale of securities by the selling securityholders.

Our common stock is listed on the Nasdaq Global Market under the symbol “FSBI.” On March 6, 2009, the closing sale price of our common stock on the Nasdaq Global Market was $7.00 per share. The warrant is not currently listed on any established securities exchange or quotation system and we do not intend to seek such a listing for the warrant unless we are requested to do so by Treasury.

The securities offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Investing in the securities offered by this prospectus involves risks. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process. Under this process, the selling securityholders may from time to time sell or otherwise dispose of the securities described in this prospectus in one or more offerings.

You should rely only on the information contained or incorporated by reference in this prospectus and any supplement to this prospectus. We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

All references in this prospectus to “we,” “us,” “our” or similar references mean Fidelity Bancorp, Inc. and its consolidated subsidiaries and all references in this prospectus to “Fidelity Bancorp” or the “Company” mean Fidelity Bancorp, Inc. excluding its subsidiaries, in each case unless otherwise expressly stated or the context otherwise requires. When we refer to “Fidelity Bank” in this prospectus, we mean our subsidiary, Fidelity Bank, PaSB, which is a Pennsylvania savings bank. We sometimes refer to Fidelity Bank, PaSB as the “Bank.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the forward-looking statements, including:

•	the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs;

•	the overall quality of the composition of our loan and securities portfolios;

•	changes in general economic conditions, either nationally or in our market areas;

•	changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources;

•	fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas;

i

•

results of examinations of the Bank by the Federal Deposit Insurance Corporation (“FDIC”), including the possibility that the FDIC may, among other things, require us to increase our allowance for loan losses or to write-down assets;

•	our ability to control operating costs and expenses;

•	our ability to manage loan delinquency rates;

•	our ability to retain key members of our senior management team;

•	costs and effects of litigation, including settlements and judgments;

•	increased competitive pressures among financial services companies;

•	changes in consumer and business spending, borrowing and savings habits and demand for financial services in our market area;

•	legislative or regulatory changes that adversely affect our business;

•

monetary and fiscal policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the U.S. Government and other governmental initiatives affecting the financial services industry;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to us;

•

changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board;

•	war or terrorist activities; and

•

other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this prospectus and the incorporated documents and in our other filings with the SEC.

Some of these and other factors are discussed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus and in the incorporated documents. The development of any or all of these factors could have an adverse impact on our financial position and our results of operations.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

ii

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we may file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus, and the information we later file with the SEC that is incorporated by reference in this prospectus will automatically update information previously contained in this prospectus and any incorporated document. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed modified or superseded to the extent that a later statement contained in this prospectus or in an incorporated document modifies or supersedes such earlier statement.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC):

Report(s)	Period(s) of Report(s) or Date(s) Filed
• Annual Report on Form 10-K	For the year ended September 30, 2008

• Quarterly Report on Form 10-Q	For the quarter ended December 31, 2008

• Current Reports on Form 8-K	Filed on November 5, 2008, December 12, 2008 and January 21, 2009

We also incorporate by reference any future documents we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any document or portion thereof that has been furnished to and deemed not to be filed with the SEC. In addition, we incorporate by reference the description of our common stock contained in the Registration Statement on Form 8-B we filed with the SEC on August 19, 1993 and the Registration Statement on Form 8-A we filed on March 31, 2003 and amended on March 17, 2005.

These documents are available without charge to you on the Internet at www.fidelitybancorp-pa.com or if you call or write to: Investor Relations, Fidelity Bancorp, Inc., 1009 Perry Highway, Pittsburgh, Pennsylvania 15237 (412) 367-3300. Our periodic reports are also available on our website at www.fidelitybancorp-pa.com. The reference to our website is not intended to be an active link and the information on our website is not, and you must not consider the information to be, a part of this prospectus.

We have also filed a registration statement with the SEC relating to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information presented or incorporated by reference in the registration statement and its exhibits. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC as described above. The registration statement may contain additional information that may be important to you.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities. You should read this entire prospectus, including the “Risk Factors” section, and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus.

Fidelity Bancorp, Inc.

Fidelity Bancorp, Inc. (“Fidelity Bancorp” or the “Company”), a Pennsylvania corporation headquartered in Pittsburgh, Pennsylvania, provides a full range of banking services through its wholly owned banking subsidiary, Fidelity Bank, PaSB (the “Bank”). The Company conducts no significant business or operations of its own other than holding all the outstanding stock of the Bank. Because the primary activities of the Company are those of the Bank, references to the Bank used throughout this document, unless the context indicates otherwise, generally refer to the consolidated entity.

The Bank is a Pennsylvania-chartered stock savings bank which is headquartered in Pittsburgh, Pennsylvania. Deposits in the Bank are insured to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”). The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Pittsburgh. The Bank, incorporated in 1927, conducts business from thirteen full-service offices located in Allegheny and Butler counties, two of five Pennsylvania counties which comprise the metropolitan and suburban areas of greater Pittsburgh. The Bank’s wholly owned subsidiary, FBIC, Inc., was incorporated in the State of Delaware in July 2000. FBIC, Inc. was formed to hold and manage the Bank’s fixed-rate residential mortgage loan portfolio which may include engaging in mortgage securitization transactions. FBIC, Inc. has not completed any mortgage securitization transactions to date. Total assets of FBIC, Inc. as of December 31, 2008 were $94.9 million.

As of December 31, 2008, we had total consolidated assets of $741.3 million, total loans of $473.1 million, total deposits of $411.2 million and total stockholders’ equity of $46.7 million.

Our common stock is traded on the Nasdaq Global Market under the ticker symbol “FSBI.” The Company’s executive offices are located at 1009 Perry Highway, Pittsburgh, Pennsylvania 15237 and its telephone number is (412) 367-3300. The Company maintains a website at www.fidelitybancorp-pa.com. Information on our website should not be treated as part of this prospectus.

Securities Being Offered

On December 12, 2008, pursuant to the Troubled Asset Relief Program Capital Purchase Program of the United States Department of the Treasury (“Treasury”), we sold to Treasury 7,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), liquidation preference amount $1,000 per share, for an aggregate purchase price of $7.0 million, and concurrently issued to Treasury a ten-year warrant to purchase up to 121,387 shares of our common stock at an exercise price of $8.65 per share. The issuance of the Series B Preferred Stock and the warrant were completed in a private placement to Treasury exempt from the registration requirements of the Securities Act of 1933. We were required under the terms of the related securities purchase agreement between us and Treasury to register for resale the warrant and the shares of our common stock underlying the warrant. The terms of the warrant and our common stock are described under “Description of Warrant,” and “Description of Capital Stock.” The securities purchase agreement between us and Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K filed on December 12, 2008 and incorporated into this prospectus by reference. See “Where You Can Find More Information.”

RISK FACTORS

An investment in our securities is subject to certain risks. You should carefully review the following risk factors and other information contained in this prospectus and the documents incorporated by reference, before deciding whether an investment in our securities is suited to your particular circumstances. The risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event, the value of our securities could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.

Risks Related to Our Business

If we experience loan losses in excess of our allowance, our earnings will be adversely affected.

The risk of credit losses on loans varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the value and marketability of the collateral for the loan. Management maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the loan portfolio and provides an allowance for loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future losses, or if the bank regulatory authorities require us to increase the allowance for loan losses as a part of their examination process, our earnings and capital could be significantly and adversely affected.

As of December 31, 2008, our allowance for loan losses was approximately $3.6 million which represented 0.76% of net outstanding loans. At such date, we had fifty-eight nonperforming loans totaling $9.0 million. We actively manage our nonperforming loans in an effort to minimize credit losses. Although management believes that its allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future loan losses. Further, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to our non-performing or performing loans. Material additions to our allowance for loan losses would result in a decrease in our net income and capital, and could have a material adverse effect on our financial condition and results of operations.

If our nonperforming loans increase, our earnings will suffer.

At December 31, 2008, our non-performing loans (which consist of non-accrual loans) totaled $9.0 million, or 1.9% of the loan portfolio. At December 31, 2008, our nonperforming assets (which include foreclosed real estate) were $9.2 million, or 1.24% of assets. In addition, the Bank had approximately $17.3 million in accruing loans that were 30-89 days delinquent at December 31, 2008. Our non-performing assets adversely affect our net income in various ways. We do not record interest income on non-accrual loans or real estate owned. While we believe that our allowance for loan losses was adequate at December 31, 2008, there can be no assurance that we will not have to increase our allowance based on changed circumstances that increase the risk of loss associated with nonperforming loans. In addition, the resolution of non-performing assets requires the active involvement of management, which can distract them from more profitable activity. The decrease in nonperforming loans at September 30, 2008 was attributable primarily to the resolution of a nonaccrual commercial real estate loan totaling $2.6 million, through a sale. While the Company believes that the nonperformance of these loans is attributable to the individual circumstances of these borrowers, there can be no assurance that we will not experience further increases in nonperforming loans in the future.

We may be required to record other-than–temporary impairment charges in respect of our investment and mortgage-backed securities portfolio.

As of December 31, 2008, we had approximately $121.2 million in investment and mortgage-backed securities on which we had unrealized losses of $17.0 million. We may be required to record impairment charges on our investment and mortgage-backed securities if they suffer a decline in value that is considered other-than-temporary. We have previously taken other-than-temporary impairment charges on our investments in the AMF Ultra Short Mortgage Fund and Freddie Mac preferred stock. Numerous factors, including lack of liquidity for resales of certain investment securities, absence of reliable pricing information for investment securities, adverse changes in the business climate, or adverse actions by regulators could have a negative effect on the value of our investment and mortgage backed securities. If an impairment charge is significant enough to result in negative net income for the period, it could affect the ability of our bank subsidiary to upstream dividends to us, which could have a material adverse effect on our liquidity and our ability to pay dividends to stockholders and could also negatively impact our regulatory capital ratios and result in us not being classified as “well capitalized” for regulatory purposes.

Many of our loans are to commercial borrowers, which have a higher degree of risk than other types of loans.

Commercial loans are often larger and may involve greater risks than other types of lending. Because payments onsuch loans are often dependent on the successful operation of the property or business involved, repayment of such loans may be more sensitive than other types of loans to adverse conditions in the real estate market or the economy. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial loans typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself and the general economic environment. If the cash flow from business operations is reduced, the borrower’s ability to repay the loan may be impaired.

Most of our loans are secured, in whole or in part, with real estate collateral which is subject to declines in value.

In addition to the financial strength and cash flow characteristics of the borrower in each case, we often secure our loans with real estate collateral. As of December 31, 2008, approximately 89.2% of our loans, including loans held for sale, had real estate as a primary or secondary component of collateral. Real estate values and real estate markets are generally affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies, and acts of nature. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower. If real estate prices in our markets decline, the value of the real estate collateral securing our loans could be reduced. If we are required to liquidate the collateral securing a loan during a period of reduced real estate values to satisfy the debt, our earnings and capital could be adversely affected.

Our business is geographically concentrated and is subject to regional economic factors that could have an adverse impact on our business.

Substantially all of our business is with customers in our market area of Allegheny and Butler Counties. Most of our customers are consumers and small and medium-sized businesses which are dependent upon the regional economy. Adverse changes in economic and business conditions in our markets could adversely affect our borrowers, their ability to repay their loans and to borrow additional funds, and consequently our financial condition and performance.

Additionally, we often secure our loans with real estate collateral, most of which is located in Allegheny and Butler Counties. A decline in local economic conditions could adversely affect the values of such real estate. Consequently, a decline in local economic conditions may have a greater effect on our earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are geographically diverse.

The loss of senior executive officers and certain other key personnel could hurt our business.

Our success depends, to a great extent, upon the services of Richard G. Spencer, our President and Chief Executive Officer, and Michael A. Mooney, our Executive Vice President and Chief Lending Officer. The unexpected loss of these individuals could have a material adverse effect on our operations. From time to time, we also need to recruit personnel to fill vacant positions for experienced lending and credit administration officers. Competition for qualified personnel in the banking industry is intense, and there can be no assurance that we will continue to be successful in attracting, recruiting and retaining the necessary skilled managerial, marketing and technical personnel for the successful operation of our existing lending, operations, accounting and administrative functions or to support the expansion of the functions necessary for our future growth. Our inability to hire or retain key personnel could have a material adverse effect on our results of operations.

Our legal lending limits are relatively low and restrict our ability to compete for larger customers.

At December 31, 2008, our lending limit per borrower was approximately $14.3 million, or approximately 25% of our capital. Accordingly, the size of loans that we can offer to potential borrowers is less than the size of loans that many of our competitors with larger capitalization are able to offer. We may engage in loan participations with other banks for loans in excess of our legal lending limits. However, there can be no assurance that such participations will be available at all or on terms which are favorable to us and our customers.

If we are unable to redeem the Series B Preferred Stock after five years, the cost of this capital to us will increase substantially.

If we are unable to redeem the Series B Preferred Stock prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum (approximately $350,000 annually) to 9.0% per annum (approximately $630,000 annually). See “Description of Capital Stock —Series B Preferred Stock—Redemption and Repurchases.” Depending on our financial condition at the time, this increase in the annual dividend rate on the Series B Preferred Stock could have a material negative effect on our liquidity.

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system.

The recently enacted Emergency Economic Stabilization Act of 2008 (the “EESA”) authorizes Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies, under a troubled asset relief program, or “TARP.” The purpose of TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other. The Treasury has allocated $250 billion towards the TARP Capital Purchase Program. Under the TARP Capital Purchase Program, Treasury is purchasing equity securities from participating institutions. The warrant offered by this prospectus were issued by us to Treasury pursuant to the TARP Capital Purchase Program. The EESA also increased federal deposit insurance on most deposit accounts from $100,000 to $250,000. This increase is in place until the end of 2009 and is not covered by deposit insurance premiums paid by the banking industry.

The EESA followed, and has been followed by, numerous actions by the Board of Governors of the Federal Reserve System, the U.S. Congress, Treasury, the FDIC, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007. These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. The purpose of these legislative and regulatory actions is to stabilize the U.S. banking system. The EESA and the other regulatory initiatives described above may not have their desired effects. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition and results of operations could be materially and adversely affected.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for more than a year. In recent months, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities or on terms which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

We may elect or be compelled to seek additional capital in the future, but that capital may not be available when it is needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. In addition, we may elect to raise additional capital to support our business or to finance acquisitions, if any, or we may otherwise elect or be required to raise additional capital. In that regard, a number of financial institutions have recently raised considerable amounts of capital in response to a deterioration in their results of operations and financial condition arising from the turmoil in the mortgage loan market, deteriorating economic conditions, declines in real estate values and other factors. Should we be required by regulatory authorities to raise additional capital, we may seek to do so through the issuance of, among other things, our common stock or preferred stock.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our financial condition, results of operations and prospects.

We rely on dividends from the Bank for substantially all of our revenue.

Fidelity Bancorp receives substantially all of its revenue as dividends from Fidelity Bank. Federal regulations limit the amount of dividends that the Bank may pay to Fidelity Bancorp. In the event the Bank becomes unable to pay dividends to Fidelity Bancorp, Fidelity Bancorp may not be able to service its debt, pay its other obligations or pay dividends on our common stock. Accordingly, our inability to receive dividends from the Bank could also have a material adverse effect on our business, financial condition and results of operations and the value of your investment in our common stock.

Risks Related to Our Common Stock

There is a limited trading market for our common stock, which may adversely impact your ability to sell your shares and the price you receive for your shares.

Although our common stock is quoted on the Nasdaq Global Market, there has been limited trading activity in our stock and an active trading market is not expected to develop. This means that there may be limited liquidity for our common stock, which may make it difficult to buy or sell our common stock, may negatively affect the price of our common stock and may cause volatility in the price of our common stock.

There are restrictions on our ability to pay cash dividends.

Although we have paid cash dividends on a quarterly basis since 1987, there is no assurance that we will continue to pay cash dividends. Future payment of cash dividends, if any, will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board may deem relevant and will be subject to applicable federal and state laws that impose restrictions on our ability to pay dividends.

Our common stock is not insured and you could lose the value of your entire investment.

An investment in shares of our common stock is not a deposit and is not insured against loss by the government.

Our management and significant shareholders control a substantial percentage of our stock and therefore have the ability to exercise substantial control over our affairs.

As of December 31, 2008, our directors and executive officers beneficially owned approximately 666,771 shares, or approximately 20.4% of our outstanding common stock, including options to purchase approximately 243,729 shares, in the aggregate, of our common stock at exercise prices ranging from $7.43 to $22.91 per share. Because of the large percentage of stock held by our directors and executive officers and other significant shareholders, these persons could influence the outcome of any matter submitted to a vote of our shareholders.

We may issue additional shares of common or preferred stock, which may dilute the ownership and voting power of our shareholders and the book value of our common stock.

We are currently authorized to issue up to 10,000,000 shares of common stock of which 3,039,585 shares are currently outstanding and up to 5,000,000 shares of preferred stock of which 7,000 shares are outstanding. Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares and to establish the terms of any series of preferred stock. These authorized but unissued shares could be issued on terms or in circumstances that could dilute the interests of other stockholders. In addition, a total of 436,477 shares of common stock have been reserved for issuance under our restricted stock and stock option plans. At December 31, 2008, no remaining share awards were available for grant under these plans. As of December 31, 2008, options to purchase a total of 338,840 shares were exercisable and had exercise prices ranging from $6.23 to $22.91. Any such issuance will dilute the percentage ownership interest of shareholders and may further dilute the book value of our common stock.

Provisions of our Articles of Incorporation and the Pennsylvania Business Corporation Law could deter takeovers which are opposed by the Board of Directors.

Our articles of incorporation require the approval of 75% of our outstanding shares for any merger or consolidation unless the transaction meets certain fair price criteria or the business combination has been approved or authorized by the Board of Directors. As a Pennsylvania corporation with a class of securities registered with the Securities and Exchange Commission, the Company is governed by certain provisions of the Pennsylvania Business Corporation Law that, inter alia, permit the disparate treatment of certain shareholders; prohibit calls of special meetings by shareholders; require unanimous written consent for shareholder action in lieu of a meeting; require shareholder approval for certain transactions in which a shareholder has an interest; and impose additional requirements on business combinations with persons who are the beneficial owners of more than 20% of the Company’s stock.

Our shareholder rights plan could have the effect of deterring accumulations of our common stock.

The Company has adopted a shareholder rights plan pursuant to which the Company has distributed to each shareholder of record one right for each share held. Each right entitles the holder to purchase 1/100th of a share of the Company’s Junior Participating Preferred Stock, Series A which has voting and rights comparable to the share of common stock. The rights do not become exercisable until a person (other than an exempt person) acquires beneficial ownership of 10% or more of the Company’s outstanding common stock or commences a tender or exchange offer that would result in the person becoming a 10% or greater beneficial owner (an “Acquiring Person”). In that event, each rights holder other than the Acquiring Person will be entitled to purchase shares of the Company’s Junior Participating Preferred Stock, Series A having value equal to twice the exercise price of the rights. In the event the Company merges with an Acquiring Person or an affiliate or associate of the Acquiring Person, the rights entitle holders other than the Acquiring Person to purchase a similar amount of that entity’s stock at half price. The effect of the shareholder rights plan would be to significantly dilute the ownership of an Acquiring Person which may deter persons from accumulating large positions in our common stock.

The securities purchase agreement between us and Treasury limits our ability to pay dividends on and repurchase our common stock.

The securities purchase agreement between us and Treasury provides that prior to the earlier of (i) December 12, 2011 and (ii) the date on which all of the shares of the Series B Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) increase the cash dividend on our common stock or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the Series B Preferred Stock or trust preferred securities. In addition, we are unable to pay any dividends on our common stock unless we are current in our dividend payments on the Series B Preferred Stock. These restrictions, together with the potentially dilutive impact of the warrant described in the next risk factor, could have a negative effect on the value of our common stock. Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our Board of Directors. Although we have historically paid cash dividends on our common stock, we are not required to do so and our Board of Directors could reduce or eliminate our common stock dividend in the future.

The Series B Preferred Stock impacts net income available to our common stockholders and earnings per common share, and the warrant we issued to Treasury may be dilutive to holders of our common stock.

The dividends declared and the accretion on discount on the Series B Preferred Stock will reduce the net income available to common stockholders and our earnings per common share. The Series B Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of Fidelity Bancorp. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the warrant we issued to Treasury in conjunction with the sale to Treasury of the Series B Preferred Stock is exercised. The shares of common stock underlying the warrant represent approximately 3.84% of the shares of our common stock outstanding as of December 17, 2008 (including the shares issuable upon exercise of the warrant in total shares outstanding). Although Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction.

USE OF PROCEEDS

All securities sold pursuant to this prospectus will be sold by the selling securityholders and we will not receive the proceeds from such sales.

DESCRIPTION OF WARRANT

This section summarizes specific terms and provisions of the warrant we issued to Treasury on December 12, 2008 concurrent with our sale to Treasury of 7,000 shares of Series B Preferred Stock pursuant to the TARP Capital Purchase Program. The description of the warrant contained in this section is qualified in its entirety by the actual terms of the warrant, a copy of which was attached as Exhibit 4.2 to our Current Report on Form 8-K filed on December 12, 2008 and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

General

The warrant gives the holder the right to initially purchase up to 121,387 shares of our common stock at an exercise price of $8.65 per share. Subject to the limitations on exercise to which Treasury is subject described under “—Transferability,” the warrant is immediately exercisable and expires on December 12, 2018. The exercise price may be paid (i) by having us withhold from the shares of common stock that would otherwise be issued to the warrant holder upon exercise, a number of shares of common stock having a market value equal to the aggregate exercise price or (ii) if both we and the warrant holder consent, in cash.

Possible Reduction in Number of Shares

If we (or any successor to us by a business combination) complete one or more Qualified Equity Offerings (as defined under “Description of Series B Preferred Stock-Redemption and Repurchases”) prior to December 31, 2009 resulting in aggregate gross proceeds of at least $7.0 million (plus the aggregate liquidation preference amount of any preferred stock issued to Treasury by a successor to us), the number of shares of common stock underlying the warrant then held by Treasury will be reduced by 50%. The number of shares subject to the warrant are subject to further adjustment as described below under “—Other Adjustments.”

A “Qualifying Equity Offering” is defined as the sale by Fidelity Bancorp (or its successor) of preferred stock or common stock that qualifies as Tier 1 capital under applicable regulatory capital guidelines.

Transferability

The warrant is not subject to any restrictions on transfer; however, Treasury may only transfer or exercise the warrant with respect to one-half of the shares underlying the warrant prior to the earlier of (i) the date on which we (or any successor to us by a business combination) have received aggregate gross proceeds of at least $7.0 million (plus the aggregate liquidation preference amount of any preferred stock issued to Treasury by a successor to us) from one or more Qualified Equity Offerings (including those by any successor to us by a business combination) and (ii) December 31, 2009.

Voting of Warrant Shares

Treasury has agreed that it will not vote any of the shares of common stock that it acquires upon exercise of the warrant. This does not apply to any other person who acquires any portion of the warrant, or the shares of common stock underlying the warrant, from Treasury.

Other Adjustments

The exercise price of the warrant and the number of shares underlying the warrant automatically adjust upon the following events:

•	any stock split, stock dividend, subdivision, reclassification or combination of our common stock;

•

until the earlier of (i) the date on which Treasury no longer holds any portion of the warrant and (ii) December 12, 2011, issuance of our common stock (or securities convertible into our common stock) for consideration (or having a conversion price per share) less than 90% of then current market value, except for issuances in connection with benefit plans, business acquisitions and public or other broadly marketed offerings;

•	a pro rata repurchase by us of our common stock; or

•

a determination by our Board of Directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of the Board, to protect the purchase rights of the warrant holders.

In addition, if we declare any dividends or distributions on our common stock other than our historical, ordinary cash dividends, dividends paid in our common stock and other dividends or distributions covered by the first bullet point above, the exercise price of the warrant will be adjusted to reflect such distribution.

In the event of any merger, consolidation, or other business combination to which we are a party, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant will be converted into the right to exercise the warrant to acquire the number of shares of stock or other securities or property (including cash) which the common stock issuable upon exercise of the warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination. For purposes of the provision described in the preceding sentence, if the holders of our common stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the warrantholder will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the common stock who affirmatively make an election.

No Rights as Stockholders

The warrant does not entitle its holder to any of the rights of a stockholder of Fidelity Bancorp prior to exercise.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of:

•	10,000,000 shares of common stock, par value $.01 per share; and

•	5,000,000 shares of preferred stock, par value $.01 per share.

As of December 17, 2008, there were 3,039,585 shares of our common stock issued and outstanding, 7,000 shares of our preferred stock issued and outstanding, all of which consisted of our Series B Preferred Stock and 100,000 shares of our preferred stock reserved for issuance as Junior Participating Preferred Stock, Series A under our shareholder rights plan.

In this section we describe certain features and rights of our capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our articles and bylaws and to applicable Pennsylvania law.

Common Stock

General. Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders. There are no cumulative voting rights. Subject to preferences to which holders of any shares of preferred stock may be entitled, holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of the Series B Preferred Stock and any other series of our preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Restrictions on Dividends and Repurchases Under Agreement with Treasury. The securities purchase agreement between us and Treasury provides that prior to the earlier of (i) December 12, 2011 and (ii) the date on which all of the shares of the Series B Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) increase the cash dividend on our common stock or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the Series B Preferred Stock or trust preferred securities.

Preferred Stock - General

Our charter permits our Board of Directors to authorize the issuance of up to 5,000,000 shares of preferred stock, par value $0.01, in one or more series, without stockholder action. The Board of Directors can fix the designation, powers, preferences and rights of each series. Therefore, without approval of the holders of our common stock or the Series B Preferred Stock (except as may be required under the terms of the Series B Preferred Stock (see “Series B Preferred Stock—Voting Rights”) or by the rules of the Nasdaq Stock Market or any other exchange or market on which our securities may then be listed or quoted), our Board of Directors may authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of our common stock and the Series B Preferred Stock and may assist management in impeding any unfriendly takeover or attempted change in control. See “—Anti-Takeover Effects – Authorized Shares.”

Series B Preferred Stock

The following description of the Series B Preferred Stock is qualified in its entirety by the actual terms of the Series B Preferred Stock, as are stated in the Statement with Respect to Shares, a copy of which was filed as Exhibit 3.1 to our Current Report on Form 8-K filed on December 12, 2008 and incorporated by reference in this Prospectus. See “Where You Can Find More Information.”

General. The Series B Preferred Stock constitutes a single series of our preferred stock, consisting of 7,000 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share. The Series B Preferred Stock has no maturity date. We issued the shares of Series B Preferred Stock to Treasury on December 12, 2008 in connection with the TARP Capital Purchase Program for a purchase price of $7.0 million.

Dividend Rate. Dividends on the Series B Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our Board of Directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 5% per annum from December 12, 2008 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2009.

Dividends on the Series B Preferred Stock will be cumulative. If for any reason our Board of Directors does not declare a dividend on the Series B Preferred Stock for a particular dividend period, or if the Board of Directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Series B Preferred Stock any dividend in excess of the dividends on the Series B Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Series B Preferred Stock.

Priority of Dividends.So long as the Series B Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series B Preferred Stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series B Preferred Stock for all past dividend periods are paid in full.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of Fidelity Bancorp. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the Series B Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of Fidelity Bancorp, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Fidelity Bancorp, holders of the Series B Preferred Stock will be entitled to receive for each share of Series B Preferred Stock, out of the assets of Fidelity Bancorp or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Series B Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series B Preferred Stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series B Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series B Preferred Stock, the holders of the Series B Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series B Preferred Stock, neither a merger or consolidation of Fidelity Bancorp with another entity nor a sale, lease or exchange of all or substantially all of Fidelity Bancorp’s assets will constitute a liquidation, dissolution or winding up of the affairs of Fidelity Bancorp.

Redemptions and Repurchases. The Series B Preferred Stock is redeemable at our option in whole or in part at a redemption price equal to 100% of the liquidation preference amount of $1,000 per share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date, and provided further that the Series B Preferred Stock may be redeemed prior to the first dividend payment date falling after the third anniversary of the original issuance date (i.e., prior to February 15, 2012) only if (i) we have, or our successor following a business combination with another entity which also participated in the TARP Capital Purchase Program has, raised aggregate gross proceeds in one or more Qualified Equity Offerings of at least the Minimum Amount and (ii) the aggregate redemption price of the Series B Preferred Stock does not exceed the aggregate net proceeds from such Qualified Equity Offerings by us and any successor. The “Minimum Amount” means $1,750,000 plus, in the event we are succeeded in a business combination by another entity which also participated in the TARP Capital Purchase Program, 25% of the aggregate liquidation preference amount of the preferred stock issued by that entity to Treasury.

Under the American Recovery and Reinvestment Act of 2009, however, the Secretary of Treasury, after consultation with the appropriate federal banking agency, shall permit any recipient of funds under the TARP to repay such funds without regard to the source of the funds or any waiting period and when such assistance has been repaid, the Secretary shall liquidate any associated warrants at the current market value.

Shares of Series B Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Series B Preferred Stock.

No Conversion Rights. Holders of the Series B Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights. The holders of the Series B Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Pennsylvania law.

Whenever dividends have not been paid on the Series B Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of Fidelity Bancorp will automatically increase by two and the holders of the Series B Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series B Preferred Stock have been paid in full at which time this right will terminate with respect to the Series B Preferred Stock, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Series B Preferred Stock.

Upon any termination of the right of the holders of the Series B Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series B Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding shares of Series B Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Series B Preferred Stock are entitled to vote, any series of Parity Stock (as defined under “—Dividends-Priority of Dividends”) upon which voting rights similar to those of the Series B Preferred Stock have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

In addition to any other vote or consent required by Pennsylvania law or by our articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series B Preferred Stock, voting as a separate class, is required in order to do the following:

•

amend our Articles of Incorporation or the Statement with Respect to Shares for the Series B Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series B Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of Fidelity Bancorp; or

•

amend our Articles of Incorporation or the Statement with Respect to Shares for the Series B Preferred Stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock; or

•

consummate a binding share exchange or reclassification involving the Series B Preferred Stock or a merger or consolidation of Fidelity Bancorp with another entity, unless (i) the shares of Series B Preferred Stock remain outstanding or, in the case of a merger or consolidation in which Fidelity Bancorp is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series B Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series B Preferred Stock prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series B Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock and will not require the vote or consent of the holders of the Series B Preferred Stock.

To the extent holders of the Series B Preferred Stock are entitled to vote, holders of shares of the Series B Preferred Stock will be entitled to one vote for each share then held.

Anti-takeover Effects

The provisions of our charter, bylaws and shareholders’ rights plan summarized in the following paragraphs may have anti-takeover effects and could delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult.

Authorized Shares. Our charter authorizes the issuance of 10,000,000 shares of common stock and 5,000,000 shares of preferred stock. These shares of common stock and preferred stock provide our Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of us. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of us, and thereby assist members of management to retain their positions.

Voting Limitation. The Pennsylvania Business General Corporation Law contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is a majority of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through an article or bylaw provision, which we have done pursuant to our articles. Accordingly, the Pennsylvania control share acquisition statute does not apply to acquisitions of shares of our common stock. Though not anticipated, we could seek stockholder approval of an amendment to our articles to eliminate the opt-out provision; such an amendment would require a supermajority vote. See “—Amendment of Articles and Bylaws.”

Board of Directors. Except with respect to any directors who may be elected by any class or series of preferred stock, our Board of Directors is divided into three classes, each of which contains one-third of the members of the Board. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. The classification of directors, together with the provisions in our articles described below that permit only the remaining directors to fill any vacancies on the Board of Directors, have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. As a result, at least two annual meetings of stockholders will be required for the stockholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial and whether or not a majority of stockholders believe that such a change would be desirable. Our articles provide that stockholders may not cumulate their votes in the election of directors.

Our articles provide that we will have the number of directors fixed from time to time by our Board of Directors by a vote of a majority of the Board. Fidelity Bancorp currently has nine directors. Our charter and bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, vacancies in the Board of Directors may be filled by a majority vote of the directors then in office, though less than a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred.

The foregoing description of our Board of Directors does not apply with respect to directors that may be elected by the holders of the Series B Preferred Stock in the event we do not pay dividends on the Series B Preferred Stock for six or more dividend periods. See “Description of Series B Preferred Stock—Voting Rights.”

Special Meetings of Stockholders. Our articles provide that except as otherwise required by law special meetings of stockholders may be called by our Board of Directors by vote of a majority of the directors then in office, the Chairman and the President. The Pennsylvania Business Corporation Law provides that shareholders may not call a special meeting of a registered corporation, that is a corporation with a class of securities registered under the Securities Exchange Act of 1934.

Action by Stockholders Without A Meeting. Our bylaws provide that no action may be taken by stockholders without a meeting without the written consent of every stockholder entitled to vote on the matter.

Business Combinations With Certain Persons. Our articles provide that certain business combinations (for example, mergers, share exchanges, significant asset sales and significant stock issuances) involving “interested stockholders” of Fidelity Bancorp require, in addition to any vote required by law, the approval of the holders of at least 75% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An “interested stockholder” generally means a person who is a greater than 10% stockholder of Fidelity Bancorp or who is an affiliate of Fidelity Bancorp and at any time within the past two years was a greater than 10% stockholder of Fidelity Bancorp.

The Pennsylvania Business Corporation Law contains a business combination statute that prohibits a business combination between a registered corporation and an interested stockholder (one who beneficially owns 20% or more of the voting power) for a period of five years after the interested stockholder first becomes an interested stockholder, unless the transaction has been approved by the board of directors before the interested stockholder became an interested stockholder, by all of the outstanding common stock, or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless the transaction has been approved by (a) a majority of the votes entitled to be cast other than shares owned by the interested stockholder or (b) at a shareholders meeting. This approval requirement need not be met if certain fair price and terms criteria have been satisfied. We have opted-out of the Pennsylvania business combination statute through a provision in our articles.

Amendment of Articles and Bylaws. Our articles generally may be amended upon approval by the Board of Directors and the holders of a majority of the outstanding shares of our common stock. The amendment of certain provisions of our charter, however, requires the vote of the holders of at least two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. These include provisions relating to: the number, classification and election of directors; indemnification of directors and officers; and amendments to the charter and bylaws. In addition, the affirmative vote of at least 75% of outstanding shares and an independent majority of stockholders is required to amend Article 12 relating to business combinations.

Our bylaws may be amended either by the Board of Directors, by a vote of a majority of the whole Board, or by our stockholders, by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Advance Notice Provisions. Our articles provide that we must receive written notice of any stockholder proposal for business at an annual meeting of stockholders, or any stockholder director nomination for an annual meeting of stockholders, not less than 60 days before the anniversary date of the preceding year’s annual meeting.

Shareholder Rights Plan. On March 18, 2003, the Board of Directors declared a dividend of one Preferred Share Purchase Right (a “Right”) for each outstanding share of common stock, $.01 par value per share (the “Common Shares”), of the Company, payable on March 31, 2003 (the “Record Date”) to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of the Company’s Junior Participating Preferred Stock, Series A, no par value per share (“Preferred Shares”) at a price of $60 per one one-hundredth of a Preferred Share (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”) between the Company and Registrar and Transfer Company, as Rights Agent (the “Rights Agent”).

Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) have acquired beneficial ownership of 10% or more of the outstanding Common Shares or more than such person or group held on March 31, 2003 if such person or group held 10% or more of the outstanding Common Shares on such date or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of such outstanding Common Shares or more than such person or group held on March 31, 2003 if such person or group held 10% or more of the outstanding Common Shares on such date (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto.

The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date, upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares, outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on March 18, 2013 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.

The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Common Shares) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each holder of a Preferred Share will be entitled to a minimum preferential quarterly dividend payment equal to the greater of $1 per share or 100 times the dividend declared per Common Share. In the event of liquidation, each holder of a Preferred Share will be entitled to a payment of $100 per share provided that such holders shall be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

Because of the nature of the Preferred Shares’ dividend and liquidation rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the long term value of one Common Share.

In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding Common Shares and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Common Share or one one-hundredth of a Preferred Share per Right (subject to adjustment).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share and which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading day prior to the date of exercise.

At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Transfer Agent

The transfer agent and registrar for our common stock is Registrar  & Transfer Company.

SELLING SECURITYHOLDERS

The selling securityholders may include (i) Treasury, which acquired the warrant from us on December 12, 2008 in a private placement exempt from the registration requirements of the Securities Act of 1933, and (ii) any other person or persons holding shares of Series B Preferred Stock or depositary shares evidencing fractional interests in shares of Series B Preferred Stock, any portion of the warrant and any shares of our common stock issued upon exercise of the warrant, to whom Treasury has transferred its registration rights under the terms of the securities purchase agreement between us and Treasury. Treasury is required to notify us in writing of any such transfer of its registration rights within ten days after the transfer, including the name and address of the transferee and the number and type of securities with respect to which the registration rights have been assigned. As of the date of this prospectus, Treasury has not notified us of any such transfer. Accordingly, we believe that Treasury currently holds record and beneficial ownership of the entire amount of the warrant (none of which has been exercised) covered by this prospectus.

The securities to be offered under this prospectus for the account of the selling securityholders are:

•	a ten-year warrant to purchase 121,387 shares of our common stock at an exercise price of $8.65 per share, subject to adjustment as described under “Description of Warrant”; and

•

the 121,387 shares of our common stock issuable upon exercise of the warrant (subject to adjustment as described under “Description of Warrant”), which shares, if issued, would represent ownership of approximately 3.84% of the shares of our common stock outstanding as of December 19, 2008 (including the shares issuable upon exercise of the warrant in total shares outstanding).

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because, to our knowledge, no sale of any of the securities is currently subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

The only potential selling securityholder whose identity we are currently aware of is Treasury. Other than with respect to Treasury’s acquisition of the Series B Preferred Stock and warrant from us, Treasury has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. If the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent will be in amounts to be negotiated, which are not expected to be in excess of those customary in the types of transactions involved.

In connection with sales of securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling securityholders may also sell securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission, the selling securityholders may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge securities to broker-dealers that in turn may sell such shares. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the

Securities Act of 1933, amending, if necessary, the identification of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed which will set forth (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) any other facts material to the transaction.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

Under the securities laws of some states, the securities covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

If a selling securityholder uses this prospectus for any sale of securities, it will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

Pursuant to the securities purchase agreement between us and Treasury, we will pay substantially all expenses of the registration of the securities covered by this prospectus, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the securities purchase agreement between us and Treasury, or the selling securityholders will be entitled to contribution. We have agreed under the securities purchase agreement between us and Treasury to cause such of our directors and senior executive officers to execute customary lock-up agreements in such form and for such time period up to 90 days as may be requested by a managing underwriter with respect to an underwritten offering of securities covered by this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Malizia Spidi & Fisch, PC, Washington, D.C.

EXPERTS

The consolidated statements of financial condition of Fidelity Bancorp, Inc. and subsidiaries as of September 30, 2008, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for the year ended September 30, 2008, are included in our Annual Report on Form 10-K for the year ended September 30, 2008, and incorporated by reference in this Prospectus and in the registration statement, in reliance on the report of S.R. Snodgrass, A.C., an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Fidelity Bancorp, Inc. and subsidiaries as of September 30, 2007, and for the year then ended, incorporated by reference in this Prospectus have been so incorporated in reliance on the report of Beard Miller Company LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

Fidelity Bancorp, Inc.

121,387 Shares of Common Stock and a Warrant to Purchase Such Shares

PROSPECTUS

_____________, 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by the registration statement of which this prospectus is a part. Fidelity Bancorp, Inc. (the “Registrant”) will bear all of these expenses.

Registration fee under the Securities Act	$500
Legal fees and expenses*	$50,000
Accounting fees and expenses*	$10,000
Printing and other miscellaneous fees and expenses*	$10,000

Total	$70,500

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.

Item 15.	Indemnification of Officers and Directors

The Registrant has authority under the Pennsylvania Business Corporation Law to indemnify its directors and officers to the extent provided in such statute. The Registrant’s Articles of Incorporation provide that the Registrant shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. In general, Pennsylvania law permits a Pennsylvania corporation to indemnify its directors, officers, employees and agents, and persons serving at the corporation’s request in such capacities for another enterprise against liabilities arising from conduct that such persons reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

The provisions of the Pennsylvania Business Corporation Law that authorize indemnification do not eliminate the duty of care of a director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Pennsylvania law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought from the Registrant, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification from the Registrant by any officer or director.

The Articles of Incorporation of the Registrant require indemnification of directors, officers and employees to the fullest extent permitted by Pennsylvania law.

Further, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Articles.

Item 16.	Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement:

Exhibit Number	Description of Document
3.1	Articles of Incorporation(1)

3.2	Statement with Respect to Shares of the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B(2)

3.3	Bylaws(3)

4.1	Form of certificate evidencing Registrant’s common stock(1)

4.2	Rights Agreement, dated as of March 31, 2003 by and between Fidelity Bancorp, Inc. and Registrar and Transfer Company (4)

4.3	Amendment No. 1 to Rights Agreement (5)

4.4	Warrant to purchase shares of the Registrant’s common stock dated December 12, 2008(2)

4.5	Letter Agreement (including Securities Purchase Agreement Standard Terms attached as Exhibit A) dated December 12, 2008 between the Registrant and the United States Department of the Treasury (2)

5.1	Opinion of Malizia Spidi & Fisch, PC*

23.1	Consent of S.R. Snodgrass, AC, independent registered public accounting firm

23.2	Consent of Beard Miller Company LLP, independent registered public accounting firm

23.3	Consent of Malizia Spidi & Fisch, PC. (contained in its opinion filed as Exhibit 5.1)

24.1	Power of attorney (contained in the signature page of the registration statement as originally filed)

*	Previously filed.
(1)

Incorporated by reference from the exhibits attached to the Prospectus and Proxy Statement of the Company included in its Registration Statement on Form S-4 (SEC File No. 33-55384) with the SEC on December 3, 1992.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed December 12, 2008.
(3)	Incorporated by reference from the identically numbered exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003.
(4)	Incorporated by reference from Exhibit 1 to the Company’s Registration on Form 8-A filed March 31, 2003.
(5)	Incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form 8-A filed March 17, 2005.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)        Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)       That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)       That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pittsburgh, Commonwealth of Pennsylvania, on the 9th day of March 2009.

FIDELITY BANCORP, INC.

By:	/s/ Richard G. Spencer
Richard G. Spencer President and Chief Executive Officer (Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/William L. Windisch *	/s/ Richard G. Spencer
William L. Windisch	Richard G. Spencer
Chairman of the Board and Director	President, Chief Executive Officer and Director

Date: March 9, 2009	Date: March 9, 2009

J. Robert Gales	Robert F. Kastelic
Director	Director

Date:	Date:

/s/ Charles E. Nettrour *
Oliver D. Keefer	Charles E. Nettrour
Director	Director

Date:	Date: March 9, 2009

/s/ Joanne Ross Wilder *	/s/Donald J. Huber *
Joanne Ross Wilder	Donald J. Huber
Director	Director

Date: March 9, 2009	Date: March 9, 2009

/s/ Lisa L. Griffith *
Christopher S. Green	Lisa L. Griffith
Director	Principal Financial Officer

Date:	Date: March 9, 2009

*By:	/s/ Richard G. Spencer
Richard G. Spencer Attorney-in-Fact

Date:	March 9, 2009

EXHIBIT INDEX

Exhibit Number	Description of Document
3.1	Articles of Incorporation(1)

3.2	Statement with Respect to Shares of the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B(2)

3.3	Bylaws(3)

4.1	Form of certificate evidencing Registrant’s common stock(1)

4.2	Rights Agreement, dated as of March 31, 2003 by and between Fidelity Bancorp, Inc. and Registrar and Transfer Company (4)

4.3	Amendment No. 1 to Rights Agreement (5)

4.4	Warrant to purchase shares of the Registrant’s common stock dated December 12, 2008(2)

4.5	Letter Agreement (including Securities Purchase Agreement Standard Terms attached as Exhibit A) dated December 12, 2008 between the Registrant and the United States Department of the Treasury (2)

5.1	Opinion of Malizia Spidi & Fisch, PC*

23.1	Consent of S.R. Snodgrass, AC, independent registered public accounting firm

23.2	Consent of Beard Miller Company LLP, independent registered public accounting firm

23.3	Consent of Malizia Spidi & Fisch, PC. (contained in its opinion filed as Exhibit 5.1)

24.1	Power of attorney (contained in the signature page of the registration statement as originally filed)

*	Previously filed.
(1)

Incorporated by reference from the exhibits attached to the Prospectus and Proxy Statement of the Company included in its Registration Statement on Form S-4 (SEC File No. 33-55384) with the SEC on December 3, 1992.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed December 12, 2008.
(3)	Incorporated by reference from the identically numbered exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003.
(4)	Incorporated by reference from Exhibit 1 to the Company’s Registration on Form 8-A filed March 31, 2003.
(5)	Incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form 8-A filed March 17, 2005.